UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2016

INPHI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34942	77-0557980
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2953 Bunker Hill Lane, Suite 300,

Santa Clara, California 95054

(Address of principal executive offices, with zip code)

(408) 217-7300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2016, Inphi Corporation and an affiliated entity (collectively, “Inphi”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Rambus Inc. and an affiliated entity (collectively, “Rambus”), pursuant to which, subject to the satisfaction of certain closing conditions, Inphi will sell specified assets, and Rambus will assume specified liabilities, related to Inphi’s memory buffer and memory register business (the “Business”) for $90 million in cash, $11.25 million of which will be placed into escrow for a period of twelve (12) months following the closing as security for Inphi’s indemnification obligations pursuant to the Purchase Agreement.

The Purchase Agreement includes certain customary representations, warranties and covenants of Inphi and Rambus and customary indemnification obligations of Inphi.

In connection with the sale of the Business, Inphi will also be entering into a transition services agreement at closing. The transaction is not subject to a financing condition and does not require a vote of Inphi’s stockholders. There is no material relationship between Inphi and Rambus other than in respect of the Purchase Agreement.

The foregoing description of the Purchase Agreement is intended to be a summary and is not complete. The foregoing description is qualified in its entirety by reference to the full text of the Purchase Agreement, which will be filed as an exhibit to the applicable periodic report to be filed with the Securities and Exchange Commission by Inphi.

Item 7.01	Regulation FD Disclosure.

On June 30, 2016, Inphi issued a press release announcing Inphi’s entry into the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto. The information in this Form 8-K under Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific referencing in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Press Release of Inphi Corporation, dated June 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 30, 2016	INPHI CORPORATION

	By:	/s/ John Edmunds
John Edmunds
Chief Financial Officer and Chief Accounting Officer

Exhibit Index

Exhibit Number	Exhibit Title

99.1	Press Release of Inphi Corporation, issued on June 30, 2016.